EXHIBIT 10.29

                            GLOBAL MARINE INC.
                   1995 MANAGEMENT INCENTIVE AWARD PLAN

PURPOSE

The purpose of the 1995 Management Incentive Award Plan is to provide incentive awards for employees of Global Marine Inc., Global Marine Corporate Services Inc., Global Marine Drilling Company, Global Marine Integrated Services-Europe and Intermarine Services Inc. in grade levels 34 through 44 in respect of service during 1995. Senior executives who report directly to the Chief Executive Officer of Global Marine Inc. are excluded from participation in this plan.


PLAN

One company-wide incentive pool will be established in 1995 for Global Marine Inc., Global Marine Corporate Services Inc., Global Marine Drilling Company, Global Marine Integrated Services-Europe and Intermarine Services Inc. The pool will be equal to 6% of the amount by which the company's 1995 operating cash contribution exceeds $57 million; provided, however, that the 1995 pool shall be limited to a maximum of $3.5 million, and that, if the company fails to earn a profit for 1995 at the net income line, the 1995 pool shall be zero.

Consideration for individual awards under this plan will be given to employees in salary grade levels 34 through 44. In cases of unusual merit, consideration will be given to employees below those grade levels when recommended by the Subsidiary Presidents or the relevant Corporate Vice President and when approved by the Chief Executive Officer. No individual will be eligible for an award of more than 40% of annual base salary.

Subject to approval by the Board of Directors of Global Marine Inc., at its discretion, incentive awards under this plan will be paid as soon as practicable after the company's 1995 results are final and may be paid in cash or, at the discretion of the Compensation Committee or the Board of Directors of Global Marine Inc., in shares of common stock of Global Marine Inc. or in any combination of cash and such shares; provided, however, that common stock will not be used to pay an incentive award under this plan to any director of Global Marine Inc., any beneficial owner of more than ten percent of the issued and outstanding common stock of Global Marine Inc., or any "officer" of Global Marine Inc. as such term is defined for purposes of the rules of the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934. The aggregate market value of the shares, if any, used to pay incentive awards under this plan shall be no greater than the aggregate amount of cash that otherwise would have been paid in lieu of said shares pursuant to the terms of this plan, the market value per share being the average of the high and low prices for Global Marine Inc. common stock as quoted on the New York Stock Exchange Composite Transactions for the day the incentive awards are determined.

Incentive awards will consider individual performance of the employee. Establishment of the annual incentive award pool shall not create or imply a promise or any other obligation of Global Marine Inc. or any of its subsidiaries, or a right of any individual employee or of the collective employees of Global Marine Inc. or its subsidiaries. The plan shall terminate upon the grant of awards under the plan or a resolution of the Board of Directors of Global Marine Inc. terminating the plan. The establishment of this plan or the grant of awards hereunder does not create or imply a promise or any other obligation to establish the same or a similar plan for any other year or to continue to grant such awards in the future.


RESPONSIBILITY AND AUTHORITY

The Chief Executive Officer and the Chief Financial Officer of Global Marine Inc. shall take all such actions, do all such things, make all such payments and sign and deliver all such documents and instruments as either or both of them may at any time or from time to time deem necessary or desirable in order to implement this plan.